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                         CNET CO-BRANDED SITE AGREEMENT



CNET, Inc. ("CNET") operates Internet sites through which users will be able to access technology job information and related tools provided by Techies.com ("Content Provider"). Content Provider operates a technology job web site at http://www.techies.com (the "Content Provider Site"). Content Provider desires to be listed on the CNET Sites, including the CNET Tech Jobs site at http://jobs.cnet.com and any other site launched by CNET that is primarily devoted to information technology (collectively, the "CNET Sites"), on the terms and subject to the conditions set forth in this Agreement. Accordingly, CNET and Content Provider hereby agree as follows:

1.       CO-BRANDED SITE.

         1.1. DEVELOPMENT. Within a reasonable time after the execution of this Agreement, the parties will use commercially reasonable efforts to create and develop a co-branded version of the Content Provider Site (the "Co-Branded Site") with the intention of making such site available to CNET's general user base on January 1, 2000 (the "Launch Date"). The parties will cooperate in good faith to determine a mutually agreed upon beta and testing period that will occur prior to the Launch Date. The Co-Branded Site will include a career development center with the following functions and features: job listings search, career management resource content authored by the Content Provider, registration to the Content Provider's services through the Co-Branded Site, and ability to browse profiles of Content Provider's clients. The Co-Branded Site will also include a "Post your Jobs" feature, a "Company of the Day or Week" function, and a "Job of the Day or Week" function, the latter two features which shall be reasonably determined by Content Provider and selected from Content Provider's client base. Without limiting the foregoing, unless otherwise determined by CNET, the Co-Branded Site will provide all of the information, content, features and functionality, and will perform in a manner substantially similar to the Content Provider Site, as the Content Provider Site may be updated and enhanced from time to time. Unless otherwise agreed by the parties, CNET will not include any reasonably deemed competitive job or career-related functionality within the Co-Branded Site. Each party will designate a contact to whom questions about the production of the Co-Branded Site shall be directed.

         1.2. HOSTING. Unless otherwise mutually agreed by the parties, the Content Provider will host the Co-Branded Site on its servers (or on servers within its control) and will provide all computer hardware, software and personnel necessary to operate and maintain such Co-Branded Site as functional pages accessible to users of the World Wide Web. Notwithstanding that the Co-Branded Site is hosted by the Content Provider, the Content Provider agrees to use commercially reasonable efforts to ensure that that each page on the Co-Branded Site will be IP masked so that the URL displayed in a Co-Branded User's browser ends in CNET.com. The parties agree that CNET will receive credit for all page views for Media Metrix


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                  and other reporting purposes. In the event that CNET
                  reasonably determines that Content Provider is technologically unable to include a CNET.com URL on the registration page, CNET agrees that such registration page only may appear under the Techies.com URL, provided that (a) the look and feel of such registration page is substantially similar to the look and feel of the Co-Branded Site, and (b) no advertising or other promotions appear on the registration page. The parties will work together in good faith to determine the most efficient and effective method to provide the Co-Branded Site to users, and may move some Co-Branded pages to CNET's servers as mutually agreed upon.

         1.3. DESIGN; LOOK AND FEEL. CNET will design the user interface and all aspects of the look and feel of the Co-Branded Site in consultation with the Content Provider. The design, text and graphics of the Co-Branded Site created by CNET will be provided to Content Provider at least 30 days prior to the Launch Date. Each page on the Co-Branded Site will include primary branding for CNET and may include hyperlinks to CNET or to third parties, as determined at CNET's discretion subject to the terms of Section 2.7 below. Content Provider will receive branding on the Co-Branded Site in the form of
                  (a) a logo of equal size to the CNET logo which appears above the fold on the Co-Branded Site, and (b) a text statement indicating that the Co-Branded Site is "Powered by techies.com" directly adjacent to the CNET logo.

         1.4. TECHNICAL STANDARDS. The Co-Branded Site will comply with the functional, technical and editorial specifications and standards set forth in Exhibit A.

         1.5. ADVERTISING. CNET or its third party designee will be solely responsible for creating and pricing advertising units, as well as selling and serving all advertising on the Co-Branded Site. Content Provider will use commercially reasonable efforts to ensure that the hardware and software associated with the Co-Branded Site are compatible with the ad serving software of CNET or its third-party ad server existing as of the Effective Date of this Agreement.

         1.6.     DATA COLLECTION.

                  1.6.1. CO-BRANDED USERS. Members of the Content Provider's service registering from the Co-Branded Site will be directed back to the Co-Branded Site for services and information offered by the Content Provider, including to browse company profiles in response to a JobNote (as defined in Section 2.6).

                  1.6.2. DELIVERY BY CONTENT PROVIDER TO CNET. Content Provider will own all user registration data generated through the Co-branded Site. Content Provider will supply CNET with the Co-Branded Site user registration data in both summary and detailed form, for usage as defined in Section 1.6.3 below. This data will be shared in real time if commercially and technologically feasible, so that, for example, CNET could customize its site content and advertising for that user. If real time data sharing is not


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                           available, the data shall be provided to CNET no less
                           frequently than bi-weekly. Content Provider shall provide CNET with all information it collects on the Co-Branded Site including, without limitation, data regarding visits, number of searches, page views and unique users.

                  1.6.3. PERMITTED USE. During the Term and after termination of this Agreement, CNET will not use the registration data to target advertising or promotions to registered users for a service that is competitive with the products or services provided by the Content Provider at the date of the execution of this Agreement (e.g., career and recruiting services). During the Term and after termination of this Agreement, Content Provider may use the registration data to deliver a reasonable amount of information regarding Content Provider's services, provided that
                           (a) such information will not be specifically targeted at users that registered through the Co-Branded Site, (b) such information will not refer to CNET or any CNET property without CNET's prior written consent, and (c) such registration data may be provided to third parties only if (i) the user has affirmatively "opted-in" to allow such data to be disclosed, and (ii) such third party is not a CNET competitor, defined as a company whose primary business involves Internet-based news, information, reviews, e-commerce solutions, auctions, price comparisons or software downloads. All use of Content Provider's proprietary data will be consistent with Content Provider's and CNET's reasonable privacy policies. This clause will survive the termination of the Agreement. Except for the restrictions placed on use of the registration data provided above, nothing herein shall restrict a party from offering products or services in competition with the other.

                  1.6.4. DELIVERY BY CNET TO CONTENT PROVIDER. CNET shall provide Content Provider with any information it collects on the Co-Branded Site, such as page views, unique users, and clickthroughs to the registration tool. Such data may be shared in the aggregate by Content Provider solely for marketing purposes, provided that the accuracy and representation of such data in marketing materials is approved in advance by CNET and that such data is not provided to any CNET competitor.

         1.7. MESSAGES. All hyperlinks and URLs included within any messages sent to users of the Co-Branded Site, including but not limited to JobNotes, shall link to the appropriate page on the Co-Branded Site; provided, however, that if pursuant to
                  Section 1.1 CNET has elected to not include certain content of the Content Provider Site and such content is referenced in the message, then any hyperlinks directly related to that content may link to the appropriate page of the Content Provider Site.

2.       PROMOTIONS ON THE CNET SITES.

         2.1. PROMOTIONS. Content Provider agrees to purchase standard rate-card advertising promotions on the CNET Sites and CNET TV ("Promotions") totaling at least


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                  $3,000,000 (net of all discounts) during the Term ("Minimum
                  Media Buy Amount"). Unless otherwise mutually agreed, Content Provider will pay for the Promotions at the rate of $83,333 per month during the first year following the Launch Date, and $166,667 per month during the second year following the Launch Date. Pricing of such Promotions will be based on a [****] discount off CNET's standard Net Advertising Card Rates (as defined below) in effect at the time of execution of this Agreement. For the purposes of this Paragraph, "Net Advertising Card Rates" means full, standard advertising card rates minus a 15% advertising agency commission. Such Promotions will be designed to promote the CNET Tech Jobs channel and will include the phrase "Powered by Techies.com" wherever appropriate or mutually agreed.

         2.2. DELIVERY AND DESIGN. The Promotions will be delivered substantially in accordance with the Media Plan set forth on EXHIBIT B, as may be changed from time to time by mutual agreement of the parties. Notwithstanding the foregoing, within 30 days following the execution of this Agreement, CNET and Content Provider will work together in good faith to determine what changes, if any, should be made to EXHIBIT B with respect to the Promotions, and shall amend EXHIBIT B to reflect all mutually agreed upon changes. For any changes to the EXHIBIT B, CNET and Content Provider will work together in good faith to determine the timing, type, content, number and placement of such changed Promotions on the CNET Sites. CNET will design any graphics and other materials required for the Promotions, in reasonable consultation with the Content Provider. Unless otherwise agreed by the parties, all Promotions will be linked to the Co-Branded Site.

         2.3. CNET PROMOTION REPORT. Within thirty (30) days following the end of each month during the Term, CNET will provide a report to Content Provider describing the number of Promotions delivered during the previous month ("CNET Promotion Report") and in addition will provide access to tracking and reporting information in the manner generally available to other advertisers on the CNET Sites.

         2.4. LINKS AND SITE INTEGRATION. CNET will place links to the Co-Branded Site in relevant areas within the CNET Sites, as defined in Exhibit C. Additional links may be placed within the CNET Sites at CNET's sole discretion. Without limiting the foregoing, CNET will place a link to the Co-Branded Site off the front door of CNET.com and in the navigation bar appearing at the top of each page on the CNET Sites; provided that CNET may change the look and feel, design, functionality and features of the CNET Sites at CNET's sole discretion. If any change to the CNET Sites requires that CNET remove links to the Co-Branded Site, CNET will use good faith efforts to provide such links in a substitute location; provided that CNET will use commercially reasonable efforts to ensure that a link to the Co-Branded Site remain on the front door of CNET.com, and will provide a link of substantially similar prominence if such front door link is removed.

 [****] Confidential portion omitted and filed separately with the Commission.

         2.5. DISPATCH AND CNET REGISTRATION. During the Term, CNET will use commercially reasonable efforts to include an announcement regarding the availability of the CNET Tech Jobs site in one CNET Dispatch at no charge to Content Provider. CNET will draft such announcement, subject to the reasonable approval of Content Provider, which will not be unreasonably withheld or delayed. In addition, CNET will include a link to the Co-Branded Site within each career-oriented newsletter, if any, that may be created by CNET after the Effective Date. Further, if CNET develops a universal CNET registration page on which a user can register for all services on the CNET Sites, CNET may include the Co-Branded Site within such registration page, at CNET's option; provided that CNET will use commercially reasonable efforts to include an "opt-in" box on such registration page though which users may request registration information related to the Co-Branded Site.

         2.6. JOBNOTES. For the purposes of this Agreement, "JobNote" means an email dispatch from Content Provider, known as a JobNote (or its successor), that describes a job listed on the Content Provider Site. At CNET's discretion, CNET may include a link to a JobNotes sign-up page on the CNET Dispatch registration page. The JobNotes sign-up page will initiate the registration process, and will include reference to the Content Provider. In all JobNotes delivered to members of the Co-Branded Site, Content Provider will include mutually agreed-upon co-branding in the "Subject" field and heading of the email, which will include, at a minimum, the CNET name before the name of Content Provider. Further, such JobNote will point the user to the Co-Branded Site to review the profile of the respective Content Provider's client, and will not contain advertising unless mutually agreed by the parties.

         2.7.     EXCLUSIVITY.

                  2.7.1. During the Term, CNET will not include any third-party content within the CNET Sites from any company that is in the primary business of career placement or recruiting in the information technology industry.

                  2.7.2. CNET will not include advertising or promotions on the Co-Branded Site from any company listed on Exhibit D, as may be changed not more than semi-annually by mutual agreement of the parties. Notwithstanding the foregoing, if any company with which CNET has an existing contractual relationship is added to Exhibit D, then CNET may fulfill its existing contract with such company, provided that such contract may not be extended or renewed by CNET.

                  2.7.3. Content Provider acknowledges that CNET currently operates co-branded sites that offer job listings, including the co-branded CNET/iNiku site accessible from various locations on the CNET Sites. Content Provider acknowledges and agrees that CNET may continue to offer and promote such co-branded sites and create new co-branded sites that are not directly competitive with the Content Provider as described in
                           Section 2.7.1;


                                       5

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                           provided, however, that CNET will not endorse any
                           third-party job area (including iNiku) as the official provider of job and career information on the CNET Sites.

                  2.7.4. Notwithstanding any other provision of this Agreement, Content Provider acknowledges that CNET produces co-branded editions of CNET Sites for various resellers, distributors and other licensees (collectively the "Distributors"). In some cases, such Distributors are entitled to replace CNET's default content with other content within their own co-branded editions of the CNET Site. Notwithstanding the other provisions of this Agreement, if any such Distributor has exercised its right to replace Content Provider's content with other content, then CNET will not be required to display Content Provider's content within such Distributor's co-branded edition of the CNET Site, and the exclusivity described herein shall not apply to such Distributor's co-branded edition. CNET agrees that it will not create any co-branded edition of a CNET Site for any company that is in the primary business of career placement or recruiting in the information technology industry, provided that the foregoing will not restrict CNET from licensing CNET content to such companies. Further, CNET acknowledges that unless otherwise agreed by CNET and Content Provider, Content Provider will not be under any obligation to create a separate multi-branded site for CNET and any Distributor.

                  2.7.5. CNET is creating several international editions of the CNET Sites to reflect appropriate localized and local partner content ("International Editions"). The parties acknowledge that the terms of this Agreement do not extend to such International Editions. If CNET desires to add information technology career and recruiting content to future International Editions created for CNET, CNET will negotiate in good faith with Content Provider regarding the terms and conditions on which Content Provider's content may be included on such International Edition, provided that the foregoing will not obligate either party to enter into an agreement related to such International Editions.

3.       PROMOTIONS ON THE CONTENT PROVIDER SITE.

         3.1. CONTENT PROVIDER PROMOTIONS. CNET agrees to purchase standard rate-card advertising promotions on the Content Provider Site ("Content Provider Promotions") totaling at least $500,000 (net of all discounts) during the Term. Pricing of such Content Provider Promotions will be based on a [****] discount off Content Provider's standard Net Advertising Card Rates (as defined below) in effect at the time of execution of this Agreement. For the purposes of this Paragraph, "Net Advertising Card Rates" means full, standard advertising card rates minus a 15% advertising agency commission. Content Provider agrees that CNET will receive a promotional presence as mutually agreed by the parties.


                                       6

 [****] Confidential portion omitted and filed separately with the Commission.

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         3.2.     DELIVERY AND DESIGN. The Content Provider Promotions will be delivered as mutually agreed by the parties. Content Provider will work in good faith to accommodate CNET's requests with respect to the Content Provider Promotions, and Content Provider and CNET will work together to determine the timing, type, content, number and placement of all Content Provider Promotions on the Content Provider Site. CNET will design any graphics and other materials required for the Promotions. All Content Promotions will be linked to a CNET Site as directed by CNET.

         3.3. CONTENT PROVIDER PROMOTION REPORT. Within thirty (30) days following the end of each month during the Term, Content Provider will provide a report to CNET describing the number of Content Provider Promotions delivered during the previous month.

4.       LICENSE.

         4.1. LICENSE BY CNET. CNET hereby grants to Content Provider a non-exclusive, worldwide, royalty-free license, effective throughout the Term, to use, publish, publicly perform, publicly display, and digitally perform the CNET trademarks, service marks, logos and brands on the Co-Branded Site and within the Content Provider Promotions, to the extent necessary to fulfill its obligations hereunder.

         4.2. LICENSE BY CONTENT PROVIDER. Content Provider hereby grants CNET a non-exclusive, worldwide, royalty-free license, effective throughout the Term, to use, publish, publicly perform, publicly display, digitally perform the Content Provider's trademarks, service marks, logos and brands needed solely for the Promotions undertaken by CNET for Content Provider and for the Co-Branded Site.

         4.3. OWNERSHIP. Each party acknowledges and agrees that it does not have any claim, right, title or interest in or to the other party's content or trademarks, except as explicitly provided herein. Further, each party acknowledges and agrees that it shall use the other party's content and trademarks solely as expressly permitted under this Agreement and in a manner consistent with the terms and conditions of this Agreement. Nothing contained in this Agreement will give either party any right, title or interest in or to any trademarks, trade names, logos or other intellectual property of the other party, except for the limited rights expressly granted hereunder. Each party acknowledges and agrees that the other party has complete authority to control the use of its content and trademarks.

5.       PAYMENTS.

         5.1. SLOTTING FEE. Content Provider will pay to CNET a slotting fee totaling $7,000,000 for placement and integration on the CNET Sites as described herein, payable at the rate of $3,000,000 during the first year of this Agreement, and $4,000,000 during the second year of this Agreement. Beginning on the Launch


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                  Date, such payments will be made in equal quarterly
                  installments, in advance, at the beginning of each quarter during the respective year during the Term.

         5.2. PROMOTIONAL FEE. Content Provider will pay CNET $2,500,000 for the Promotions described in Section 2.1, with payment terms defined in the "Terms and Conditions" attached hereto. The remaining $500,000 in Promotions will be paid for in barter as provided in Section 5.4 below and the "Terms and Conditions."

         5.3. ADVERTISING REVENUE SPLIT. CNET and Content Provider will share all Net Advertising Revenue (as defined below) from the Co-Branded Site at the rate of [****] each. For purposes of this Section, "Net Advertising Revenue" means revenue derived from advertising on the Co-Branded Site minus reasonable ad serving costs. For purposes of determining amounts due to Content Provider, Net
                  Advertising Revenue shall not be less that [****] of revenue derived from advertising within the Co-Branded Site.

         5.4. CONTENT PROVIDER PROMOTIONS. The Content Provider Promotions described in Section 3 will be delivered as payment for the $500,000 of Promotions delivered on the CNET Sites for Content Provider, as further described in the "Terms and Conditions."

6. TERM. The term of this Agreement (the "Term") will commence on the signing of this Agreement and will continue for a period of two years after the Launch Date, unless otherwise terminated as provided in the Terms and Conditions attached hereto.

7. TERMINATION. The parties acknowledge that they are contemplating an equity agreement in which CNET will invest in Content Provider. If such equity agreement is not signed within five business days following the signing of this Agreement, then either party may terminate this Agreement immediately upon written notice to the other.

8. PUBLICITY. The parties agree to work together to issue a joint press release concerning their relationship, the CNET Tech Jobs site, and other mutually agreed-upon matters. Each party shall have an opportunity to review and approve such press release prior to its publication. Neither party shall issue any other press release concerning the business relationship set forth herein without the prior written consent of the other party; provided, however, that the foregoing will not restrict either party from making press releases about their respective products and services which do not include a reference to the other.

 [****] Confidential portion omitted and filed separately with the Commission.

9. TERMS AND CONDITIONS. All other terms and conditions governing this Agreement are attached hereto and are incorporated herein by this reference. If there is any apparent conflict or inconsistency between this Co-Branded Site Agreement and the attached Terms and Conditions, this Co-Branded Site Agreement shall control unless the parties expressly agrees otherwise in writing.

AGREED AND ACCEPTED the 9th day of November 1999.

CONTENT PROVIDER                                 CNET

BY: /s/ Peter Brasket                            BY: /s/ Doug Woodrum
   --------------------------------------           ----------------------------
TITLE:  Vice President, Business Develop.        TITLE: CFO


                                       9

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                              TERMS AND CONDITIONS

This document sets forth additional Terms and Conditions under which CNET will provide Promotions and Content Provider Links to the Content Provider in fulfillment of the attached Co-Branded Site Agreement (the "Content Provider Agreement").


1. TERMS OF PAYMENT. Unless otherwise mutually agreed, Content Provider shall purchase Promotions at the rate of $83,333 per month during the first year following the Launch Date, and $166,667 per month during the second year following the Launch Date; provided, however, that the last quarter's payments of the first year shall be replaced by $250,000 in Content Provider Promotions delivered during the first year, and one-half of the last quarter's payments of the second year shall be replaced by $250,000 in Content Provider Promotions delivered during the second year. CNET shall invoice Content Provider on a monthly basis for the Promotions provided in the previous month. All payments will be due 30 days after receipt of the invoice and CNET Promotion Report by Content Provider. If Content Provider fails to make any payment due hereunder, Content Provider will be responsible for all reasonable expenses (including attorneys' fees) incurred by CNET in collecting such amounts. Content Provider shall be responsible for all taxes associated with the payments required hereunder (except for taxes based on CNET's net income). Failure by the Content Provider to make the payments required will be deemed a material breach of this Content Provider Agreement and CNET shall have the option to remove the Content Provider from any or all CNET Sites and may pursue other remedies at CNET's sole discretion. If CNET does not deliver the Promotions because of Content Provider's action or inaction and not because of any fault of CNET (e.g., Content Provider fails to place acceptable orders, Content Provider fails to deliver creative materials on schedule, etc.), Content Provider agrees that it shall pay the Minimum Media Buy Amount, as applicable, described in Section 2.1 of the Content Provider Agreement, provided it receives the agreed-upon number of Promotions at the time of payment.

2. PROMOTION POSITIONING, STYLE AND RATES. Except as otherwise expressly agreed by the parties, positioning of Promotions within the CNET Sites or on any page is at the sole discretion of CNET. Notwithstanding the forgoing, Promotions will be placed in a prominent location above the fold on the page they appear. These promotions shall be at least the same size as other Promotions for similar offerings. CNET may in its sole discretion label any advertisement as a "Promotion" for clarification.

3. LIMITATION OF LIABILITY. EXCEPT FOR PAYMENTS REQUIRED UNDER SECTION 4, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY ACTION ARISING FROM OR RELATED TO THESE TERMS AND CONDITIONS, THE CONTENT PROVIDER AGREEMENT, OR ANY INSERTION ORDER IN EFFECT BETWEEN CNET AND CONTENT PROVIDER FROM TIME TO TIME, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INTENDED CONDUCT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, DAMAGES RELATING TO THE LOSS OF PROFITS, INCOME OR GOODWILL, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR DAMAGES ARISING UNDER SECTION 4 OR 13, IN NO EVENT WILL EITHER PARTY'S LIABILITY FOR MONETARY DAMAGES UNDER THIS CONTENT PROVIDER AGREEMENT EXCEED THE AMOUNT PAID BY CONTENT PROVIDER TO CNET FOR THE PROGRAM WHICH IS THE BASIS OF LIABILITY. NEITHER PARTY WILL BE LIABLE FOR ANY INTERNET OR TELECOMMUNICATIONS FAILURE, COMPUTER VIRUS, THIRD PARTY INTERFERENCE OR OTHER THIRD PARTY SOFTWARE OR HARDWARE THAT MAY INTERRUPT OR DELAY ACCESS TO ANY INTERNET SITE OR CAUSE OTHER PROBLEMS OR LOSSES (COLLECTIVELY, A "NETWORK FAILURE"). NEITHER PARTY WILL BE LIABLE FOR ANY DELAY OR FAILURE TO FULFILL ITS OBLIGATIONS HEREUNDER THAT RESULTS FROM AN ACT OF GOD, WAR, CIVIL DISTURBANCE, COURT ORDER, LEGISLATIVE OR


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

     REGULATORY ACTION, CATASTROPHIC WEATHER CONDITION, EARTHQUAKE, FAILURE OR FLUCTUATION IN ELECTRICAL POWER OR OTHER UTILITY SERVICES, NETWORK FAILURE OR OTHER CAUSE BEYOND ITS REASONABLE CONTROL.

4. WARRANTY; INDEMNITY. Each party to this Content Provider Agreement represents and warrants to the other party that (i) such party has all necessary right, power and authority to enter into this Content Provider Agreement and to perform the acts required of it hereunder, and (ii) the entry into this Content Provider Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement of such party or by which such party is bound. Content Provider represents and warrants to CNET that the content provided by Content Provider on the Co-Branded Site (i) does not knowingly infringe any intellectual property, publicity or privacy rights of any third party, (ii) to its knowledge is not defamatory, (iii) to its knowledge is not lewd, pornographic or obscene, (iv) to its knowledge is in compliance with all applicable laws, and (v) does not violate any laws regarding unfair competition, antidiscrimination or false advertising and
     (vi) does not to its knowledge contain any virus, worm, "trojan horse", time bomb or similar contaminating or destructive feature. CNET may review Content Provider's content and, in CNET's sole discretion, may remove any content at any time that fails to comply with the above requirements. Content Provider agrees to indemnify and hold harmless CNET and its affiliates, and their respective officers, agents and employees, from and against any and all loss, liability and expense (including reasonable attorneys' fees) suffered or incurred by reason of any claims, proceedings or suits based on or arising out of any claim that the Content Provider's content, data, information or service (i) infringes any intellectual property, publicity or privacy rights of a third party, including without limitation claims for defamation, violation of rights of publicity and/or privacy, copyright infringement, and trademark infringement., (ii) is defamatory, (iii) is lewd, pornographic or obscene, (iv) is not in compliance with all applicable laws, and (v) violates any laws regarding unfair competition, antidiscrimination or false advertising, (vi) contains any virus, worm, "trojan horse", time bomb or similar contaminating or destructive feature, or (vii) otherwise breaches or allegedly breaches the foregoing representations and warranties. CNET agrees to indemnify and hold harmless Content Provider and its affiliates, and their respective officers, agents and employees, from and against any and all loss, liability and expense (including reasonable attorneys' fees) suffered or incurred by reason of any third party claims, proceedings or suits based on or arising out of any claim that the content created by CNET and displayed on the Co-Branded Site, or Promotions created by CNET, (i) infringes any intellectual property, publicity or privacy rights of a third party, including without limitation claims for defamation, violation of rights of publicity and/or privacy, copyright infringement, and trademark infringement., (ii) is defamatory, (iii) is lewd, pornographic or obscene,
     (iv) is not in compliance with all applicable laws, and (v) violates any laws regarding unfair competition, antidiscrimination or false advertising,
     (vi) contains any virus, worm, "trojan horse", time bomb or similar contaminating or destructive feature, or (vii) otherwise breaches or allegedly breaches the foregoing representations and warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER HAS NOT MADE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF CONTENT PROVIDERABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5. RESPONSIBILITY FOR PRODUCTS AND SERVICES. The parties acknowledge and agree that, as between them, each party will be solely responsible for any claims or other losses associated with or resulting from the content or other products and/or services provided by such party, including without limitation any warranty, return or support obligations related to such products and/or services. Content Provider agrees to offer its products and services to users of the Content Provider Site on the terms described on the Content Provider Site. Content Provider acknowledges and agrees that CNET does not intend to, and will not be required to, edit or review any Content Provider content. CNET is not authorized to make, and agrees not to make, any representations or warranties concerning the Content Provider, except to the extent (if any) contained within the information and Content Provider content posted on the Co-Branded Site or delivered to CNET by Content Provider. The foregoing restriction will not limit CNET's ability to make editorial statements regarding Content Provider.

6. ADVERTISING GUIDELINES. At CNET's reasonable request, Content Provider will be responsible for delivering to CNET various materials for the Promotions in accordance with CNET's policies and standard advertising specifications ("Advertising Specifications"), as may be amended from time to time. A copy of CNET's Advertising Specifications can be obtained upon written request to CNET.

7. REPORTS AND STATISTICS FROM CNET. CNET will provide Content Provider with various reports and statistics in a format reasonably determined by CNET, including without limitation the CNET Promotion Report. Content Provider shall treat all such reports and the terms of this Agreement as Confidential Information hereunder and may not distribute or disclose such reports, statistics or terms to any third party without CNET's prior written consent. CNET makes no guarantees regarding the accuracy, reliability or completeness of any reports or statistics provided to Content Provider. Content Provider acknowledges that the statistics provided on the CNET Promotion Report are the official, definitive measurement of CNET's performance on any delivery obligations described in the Content Provider Agreement. No other measurements or usage statistics (including those of Content Provider or a third-party advertisement server) shall be accepted by CNET or have bearing on this Content Provider Agreement.

8. DELAY. In the event Content Provider is unable to launch a Promotion through no fault or delay of CNET on such Promotion's designated start date, the term of the Promotion will be shortened by each day of delay. Content Provider will be allowed to extend the Promotion beyond the original term by the number of days of delay, provided Content Provider pays a fee of twenty-five percent (25%) of the daily media value of the Promotion for each day in addition to the media value of the Promotion for the additional days. After a Promotion is received from Content Provider, CNET will use commercially reasonable efforts to launch the Promotion on such Promotion's designated start date as required herein.

9. CONTENT PROVIDER SITE. Content Provider will be responsible for ensuring that each URL used in a Promotion takes the User to the appropriate area within the Co-Branded Site. Content Provider shall provide to Users coming to the Co-Branded Site at least the same level of service as is offered to Users coming directly to the Content Provider Site. If Content Provider publishes pricing information for its services on the Co-Branded Site, then Content Provider agrees to ensure that such information remains accurate. Content Provider will also use commercially reasonable efforts to maintain a professional image to Users, as reasonably determined by CNET. If any of the standards set forth above are not met by Content Provider, or if Content Provider fails to maintain a reasonably professional image (as determined by CNET), then CNET may immediately remove any or all links to the Content Provider Site, at CNET's sole discretion, until Content Provider adequately demonstrates to CNET that the Content Provider's business practices and/or the Content Provider Site is in full compliance and can maintain a professional image; provided, however, that Content Provider's failure to remedy such problem within 30 days shall be deemed a material breach of this Agreement. Further, if the Content Provider Site fails to operate fully and functionally in any material respect for any period of four or more consecutive hours, even if otherwise in compliance with the performance standards, CNET may immediately remove any or all links to the Content Provider Site at CNET's sole discretion until such time as Content Provider notifies CNET that such Content Provider Site has resumed acceptable operation. These remedies are for CNET's editorial purposes and in no way limit CNET's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

10. ASSIGNMENT. Content Provider may not resell, assign or transfer any of its rights hereunder without CNET's prior written consent, which will not be unreasonably withheld. CNET may not resell, assign or transfer any of its rights hereunder without Content Provider's prior written consent, except to any affiliate or subsidiary of CNET that operates a CNET Site.

11. TERMINATION. If either party commits a material breach of its obligations hereunder that is not cured within 30 days after notice thereof from the non-breaching party, such non-breaching party may terminate this Content Provider Agreement at any time by giving written notice of termination to the breaching party and except for any confidentiality obligations and the obligations contained in Paragraphs
     4 and 13 of these Terms and Conditions, both parties shall be relieved of all other obligations hereunder.

12. INTELLECTUAL PROPERTY. During the Term Content Provider hereby grants CNET access to the Content Provider content for the sole purposes of linking to and distributing such Content Provider content on the Co-Branded Sites as contemplated hereby. Further, during the Term Content Provider hereby grants CNET the right to publicly display Content Provider's intellectual property that may be delivered by Content Provider to CNET expressly for use on the CNET Sites (the "Content Provider Marks"), solely in connection with marketing and operating the CNET Sites as contemplated hereby.

13. CONFIDENTIALITY. Each party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information and know-how of the other party disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement which is either designated as proprietary and/or confidential or by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. Each party agrees to use reasonable best efforts to protect Confidential Information of the other party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature. The foregoing restrictions shall not apply to any information that: (a) was known by the Receiving Party prior to disclosure thereof by the other party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other party. Upon request of the other party, or in any event upon any termination or expiration of the Term, each party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this provision by it would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this Section.

14. ENTIRE AGREEMENT. This Agreement (including the attached Content Provider Agreement) constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. If there is any apparent conflict or inconsistency between these Terms and Conditions and the Content Provider Agreement, the Content Provider Agreement shall control unless the parties expressly agree otherwise in writing. This Content Provider Agreement and these Terms and Conditions may not be amended except in writing signed by both parties. Nothing in the Content Provider Agreement will be deemed to constitute either party as the other's partner, joint venturer, representative, agent or employee for any purpose.

15. APPLICABLE LAW. This Content Provider Agreement will be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law.

                                   EXHIBIT A

                    TECHNICAL AND EDITORIAL SPECIFICATIONS


The Co-Branded Site and the Content Provider's related operations must comply with the following performance standards throughout the Term:

         1. The Co-Branded Site will be operational and fully functional in all material respects (i.e. capable of displaying information and conducting transactions as contemplated in the ordinary course of business) at least 97% of the time during any 30 day period, provided that Content Provider shall not be responsible for access problem to the Co-Branded Site caused by Internet/ISP outages.

         2. The average time required to start displaying the HTML on a page of the Co-Branded Site after a link from a CNET Site shall not exceed a daily average of five seconds, and the average time required to deliver an entire page of the Co-Branded Site over the open Internet shall not exceed a daily average of fifteen seconds. For measurements required in this Section, the Content Provider may assume a stable, standard T1 connection to the Internet.

         3. Without limiting the effect of Sections 1 and 2 above, the Content Provider shall provide to Users coming to the Co-Branded Site from a CNET Site at least the same level of service as is offered to users coming directly to the Co-Branded Site.

         4. Each page of the Co-Branded Site will comply the same standards with respect to language, nudity and excessive violence applicable to similar types of content and sites operated by CNET or its affiliates

         5. The Content Provider will ensure that, with respect to content provided for the Co-Branded Site, Content Provider will maintain editorial neutrality and avoid conflicts of interest, and will comply in all aspects with CNET's editorial guidelines as posted on CNET's web site with respect to content provided for the Co-Branded Site.

         6. The Co-Branded Site shall not, to the best of the Content Provider's knowledge: (a) contain defamatory or libelous material or material which discloses private or personal matters concerning any person, without such person's consent;
                  (b) permit to appear or be uploaded any messages, data, images or programs which are illegal, contain nudity or sexually explicit content or are, by law, obscene, profane or pornographic; or (c) permit to appear or be uploaded any messages, data, images or programs that would knowingly or intentionally (which includes imputed intent) violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

         7. If any of the performance standards set forth above are not met by the Content Provider, CNET shall notify the Content Provider, and the Content Provider will use its best efforts to cure such violation within four hours. If the Content Provider does not cure such violation within four hours, CNET may immediately remove any or all links to the Co-Branded Site, at CNET's reasonable discretion. If the Co-Branded Site fails to operate fully and functionally in any material respect for any period of five or more consecutive hours, even if otherwise in compliance with the performance standards, CNET may immediately remove any or all links to the Co-Branded Site, at CNET's sole discretion, until such time as the Content Provider notifies CNET that the Co-Branded Site has resumed acceptable operation. These remedies are for CNET's editorial purposes and in no way limit CNET's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

                                   EXHIBIT B

                                   MEDIA PLAN





                                    [****]



 [****] Confidential portion omitted and filed separately with the Commission.

                                   EXHIBIT C

                             SITE INTEGRATION PLAN

1.       Link to Tech Jobs from the CNET Front door.
2.       `Link to Tech Jobs from the Top Navigation bar
3.       Link to Tech Jobs from the Page footer
4. Career Newsletter jointly developed by Techies.com and CNET included with registration for CNET newsletters.
5. Graphic promotions on the CNET front door. (Based on availability, 2-3 times per month)
6.       Promotion in CNET dispatches
7.       Company of the day promotion, (place and timing TBD)
8.       Job of the day, (placement and timing TBD)
9.       Creation of Career related Message Boards

                                   EXHIBIT D

                              COMPANY COMPETITORS

CNET will not include advertising or promotions on the Co-Branded Site for any of the following five company competitors. The following list may be changed semi-annually by the parties, provided that the number of competitors shall not be more than five at any time.


1.    [****]
2.    [****]
3.    [****]
4.    [****]
5.    [****]



 [****] Confidential portion omitted and filed separately with the Commission.